UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☐	Soliciting Material Pursuant to Rule §240.14a-12

VIRTUS INVESTMENT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

May 16, 2016

Dear Shareholder:

This Supplement provides updated information regarding the solicitation by the Board of Directors (the “Board”) of Virtus Investment Partners, Inc. (the “Company” or “Virtus”) of your proxy for use at the annual meeting of shareholders to be held at 10:30 A.M. EDT, Wednesday, May 25, 2016 at the Company’s offices, 100 Pearl Street, 2nd Floor, Hartford, Connecticut, or at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Approval of an amendment to the Company’s Amended and Restated Omnibus Incentive and Equity Plan to increase the number of shares available for issuance by 600,000 shares and to refine the description of our “Performance Goals”

Proposal 2 in our proxy statement dated April 13, 2016 asks our shareholders to vote “FOR” an amendment to our Amended and Restated Omnibus Incentive and Equity Plan (the “Plan”). Our Board has determined to further amend the terms of the Plan to amend the definition of “Change in Control” in Section 2.1(i) of the Plan to limit the events constituting a Change in Control to the events expressly included in the definition. Specifically, the new amendment deletes a clause in the definition that would have permitted the Company’s Board to determine that the occurrence of an event not otherwise included in the definition constitutes a Change in Control. This change, along with existing Section 11.2 of the Plan which provides that no acceleration of an equity award shall occur if our compensation committee reasonably determines that such award will be honored, assumed or substituted following a Change in Control, affirms that no acceleration of equity awards shall occur unless a Change in Control is consummated. As amended, Section 2.1(i) of the Plan reads as follows:

“Change in Control” means the first occurrence of:

(i) any person (other than the Company or an employee benefit plan sponsored by the Company) acquiring “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, securities of the Company representing 25% or more of the combined voting power of the Company’s securities;

(ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) ceasing to constitute at least a majority of the Board of Directors (the “Board”) or the board of directors of any successor to the Company; provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this sub-clause 2.1(i)(ii);

(iii) the effective date of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those Persons who were stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event; or

(iv) the approval by stockholders of the Company of a plan of liquidation with respect to the Company.

Notwithstanding anything herein to the contrary, for purposes of any Award that constitutes nonqualified deferred compensation under Section 409A of the Code, the Committee, in its discretion may specify a different definition of Change in Control in order to comply with or cause an Award to be exempt from the provisions of Code section 409A.

The text of the Plan otherwise remains as set forth in Appendix D to the electronic copy of the proxy statement filed with the SEC which may be accessed from the SEC’s website at www.sec.gov. Additional information regarding this proposal is set forth in the proxy statement. Shareholders are encouraged to read the proxy statement and this Supplement in their entirety.

The Board continues to recommend that shareholders vote “FOR” the approval of the amendment to the Company’s Omnibus Plan, as described in the proxy statement and as further amended as described above.

If you have not yet voted, please do so as soon as possible. If you have already returned your proxy card or voting instruction card or voted over the Internet or by telephone, you do not need to vote again unless you wish to change your vote. Votes already cast by shareholders will remain valid and will be voted at the Annual Meeting unless changed or revoked. For shares held of record, you may revoke your proxy or change your voting instructions by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone or by delivering written notice to the Corporate Secretary of the Company at any time prior to the commencement of the Annual Meeting. If the shares you own are held in “street name” by a bank, brokerage firm or other nominee, you should contact that nominee if you wish to revoke or change previously given voting instructions.